SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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HEI, Inc

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HEI, INC.
6385 Shady Oak Road, Suite 280
Eden Prairie, Minnesota, 55344

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear HEI Shareholder:

     Notice is hereby given to the holders of Common Stock of HEI, Inc. that the Annual Meeting of Shareholders of the Company will be held on Wednesday, February 5, 2003, at 3:00 p.m., Central Standard Time, or any adjournments thereof, at HEI, Inc., 1495 Steiger Lake Lane, Victoria, Minnesota, for the following purposes:

(1)	To elect two (2) Class I Directors to hold office for a term of three-years; and

(2)	To transact such other business as may properly come before the meeting.

     The Board of Directors of the Company has fixed the close of business on Monday, December 9, 2002, as the record date for the determination of shareholder entitled to notice of, and to vote at, the Annual Meeting of Shareholders, or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting of Shareholders. Regardless of whether you plan to attend the Annual Meeting of Shareholders, we urge you to sign, date and return the proxy at once in the enclosed envelope.

By Order of the Board of Directors,

Steve E. Tondera, Jr. Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary

December 30, 2002

HEI, INC
6385 Shady Oak Road, Suite 280
Eden Prairie, Minnesota, 55344

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 5, 2003

SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the shareholders of HEI, Inc. (the “Company” or “HEI”) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of the Shareholders, and any adjournments thereof (the “Annual Meeting”), which will be held on Wednesday, February 5, 2003, at 3:00 p.m., Central Standard Time, at HEI, Inc., 1495 Steiger Lake Lane, Victoria, Minnesota. The enclosed Proxy is solicited by the Board of Directors of the Company (“Board”). The Annual Report on Form 10-K of HEI for the fiscal year ended August 31, 2002, is being mailed to each shareholder with this Proxy Statement. Copies of this Proxy Statement and the Proxy will first be mailed to shareholders on or about January 6, 2003. The shareholder giving the enclosed Proxy has the power to revoke it at any time prior to the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of the Proxy will be honored if received at the offices of the Company, addressed to Steve E. Tondera, Jr., Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary, on or before Tuesday, February 4, 2003. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be seated at the door of the meeting room. Revocation may also be effected by delivery of an executed, later dated Proxy. Unless revoked, all properly executed Proxies received in time will be voted.

     Proxies not revoked will be voted in accordance with the choice specified by the shareholders on the Proxy. Proxies that are signed but lack any such specification will, subject to the following, be voted FOR the nominee to the Board of Directors proposed by the Board and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, as to any proposal will therefore have the same effect as votes against such proposal. If a broker turns in a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. HEI will pay for costs of soliciting its Proxies, including the costs of preparing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Proxy card. Solicitations will be made primarily by mail. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of HEI who will receive no special compensation for their services. HEI may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy materials to, and obtaining Proxies from, beneficial owners.

SHARES AND PRINCIPAL SHAREHOLDERS

     Only shareholders of record at the close of business on the record date, December 9, 2002 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 6,011,756 outstanding shares of common stock, par value $.05, of HEI (“Common Stock”); which is the only class of securities of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. The following table shows as of December 12, 2002 information regarding the share ownership of each person or group known to HEI to own beneficially more than five percent of the outstanding shares of Common Stock, each director or nominee to become a director of the Company, each Named Executive Officer (as defined below), and all directors and executive officers as a group.

SHARES BENEFICIALLY OWNED
PROPOSAL NO. 1—ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
MEETINGS OF THE BOARD AND CERTAIN COMMITTEES
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
AVAILABILITY OF REPORT ON FORM 10-K
OTHER MATTERS

     Except as otherwise indicated, we believe that the persons listed in the following table have sole voting and investment powers with respect to the shares owned.

SHARES BENEFICIALLY OWNED

	Number
Name	of Shares	Percentage

Anthony J. Fant, Chairman and Chief Executive Officer(1)	845,892	14.1%
Timothy F. Floeder, Director(2)	—	—
Dennis J. Leisz, Director(3)	—	—
Stephen K. Petersen, Vice President Operations(4)	34,101	*
Donald R. Reynolds, Former President and Chief Operating Officer(5)	18,750	*
Steve E. Tondera, Jr., Vice President of Finance, Chief Financial Officer, Treasurer and Director(6)	98,700	1.6%
Mack V. Traynor, III, Director(7)	15,000	*
RS Investment Management, LLC
RS Investment Management, L.P.
RS Growth Group LLC
G. Randall Hecht
RS Diversified Growth Fund(8)(9)	1,983,500	33.0%
Prudential Financial, Inc.(10)	377,792	6.3%
All directors and executive officers as a group (7 persons)	3,453,735	57.7%

*	Denotes share ownership of less than 1%

(1)	Includes 44,219 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

(2)	Mr. Floeder was appointed to the Board as a Class I director on December 12, 2002.

(3)	Mr. Leisz was appointed to the Board as a Class II director on December 12, 2002.

(4)	Includes 24,250 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

(5)	Includes 18,750 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Mr. Reynold’s employment with the Company ended as of October 22, 2002. [Jose and Lori, Please confirm that Mr. Reynold’s still had options that were exercisable on December 12. Often options must be exercised within 30 days of resignation.]

(6)	Includes 82,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

(7)	Includes 15,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days.

(8)	RS Growth Group LLC, a Delaware limited liability company (“RS Growth Group”), is a registered investment advisor. RS Investment Management, L.P., a California limited partnership (“RS Investment

Management”), is the managing member of RS Growth Group. RS Investment Management is a registered investment adviser and the investment adviser to RS Diversified Growth Fund, a series of Massachusetts Business Trusts (“RS Diversified Growth”). RS Investment Management Co. LLC, a Delaware limited liability company (“RS Investment Co.”) is the general partner of RS Investment Management. G. Randall Hecht, an individual, is the control person of RS Investment Co., RS Investment Management and RS Growth Group. Each of Mr. Hecht, RS Investment Co. and RS Investment Management are deemed to beneficially own the 1,983,500 shares of Common Stock. RS Growth Group is deemed to beneficially own 432,300 shares, or 7.2%, of Common Stock and RS Diversified Growth is deemed to beneficially own 1,126,200 shares, or 18.7%, of Common Stock.

(9)	Based on information provided in a Schedule 13D/A filed with the SEC on November 13, 2002 (the “Schedule 13D/A”). The address provided in the Schedule 13D/A for each of RS Growth Group, RS Investment Management, RS Diversified Growth, RS Investment Co. and Mr. Hecht is 388 Market Street, San Francisco, California, 94111.

(10)	Based on information provided in a Schedule 13G filed with the SEC on February 14, 2002 (the “Schedule 13G). The address provided in the Schedule 13G for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey, 07102-3777.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

     The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Company’s Amended and Restated Bylaws (the “Bylaws”) provide for a Board that is divided into classes to allow for staggered terms of office, with one class of directors elected each year and each director serving for a term of three years. Commencing with the Annual Meeting, the shareholder will only elect one class of directors each year, with each director so elected to hold office for a term expiring at the third Annual Meeting of Shareholders following their election.

     The Bylaws provide that the number of directors of the Company must be no less than three or more than six, and may be established by resolution of the Board. The Board, by resolution, has currently determined the number of directors to be five, two Class I directors, two Class II directors and one Class III director.

     All shares represented by Proxies will be voted “FOR” the election of the nominee unless a contrary choice is specified. If the nominee should withdraw or otherwise become unavailable for reasons not presently known, the Proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board. The affirmative vote of the holders of the greater of (a) a majority of the voting power of the outstanding shares of Common Stock present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the Annual Meeting, is required for election to the Board of the nominee named below. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the Annual Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of directors, shall not be considered present and entitled to vote on the election of directors.

NOMINEES FOR DIRECTOR

Class I Directors
(Three Year Term)

Mack V. Traynor III
Timothy F. Floeder

     Set forth below is information regarding the nominees, as well as the existing directors not currently up for election. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR NOMINEES.

Nominees for Director for Three-Year Term Ending in 2006 (Class I):

Mack V. Traynor, III, age 44, has served as a director of the Company since 1998. Mr. Traynor currently serves as President of Manitou Investments, a private investment and business management firm, a position he has held since 1998. Mr. Traynor also currently serves as President and Chief Executive Officer of Supreme Companies, Inc., a privately held landscape and grounds maintenance company. Mr. Traynor previously served as Chief Executive Officer of Do The Good, Inc., a philanthropic software development company, from May 2001 until October 2001, and as Chief Financial Officer of 10K Partners, Inc., private investment company, from April 2000 until June 2000. Mr. Traynor also served as President and Chief Executive Officer of NeoNetworks, a privately-held development stage company designing high-speed data communications equipment, from October 1998 to April 2000. Mr. Traynor was a director of Telident, Inc., a publicly-held telecommunications products and services company, from 1998 to 2000. Mr. Traynor also served as a director of Eltrax Systems, Inc., a publicly-held networking products and services company, from 1995 to 1999, serving as Chief Financial Officer from 1995 to 1996 and President, Chief Executive Officer and Chief Operating Officer from 1995 to 1997. Mr. Traynor served as President and Chief Operating Officer of Military Communications Center, Inc., a company that provided telecommunications services to U.S. Military personnel, from 1988 to 1995. He also served as President of U.S. West Enterprises, a division of U.S. West, Inc.

Timothy F. Floeder, age 44, has served as a director of the Company since December 12, 2002. Mr. Floeder previously was an investment banker and with, most recently served as Managing Director of, Miller Johnson Steichen Kinnard, Inc. (which was previously known as R. J. Steichen & Co. prior to merging with Stockwalk Group and John G. Kinnard & Company), an investment securities firm, from October 1996 until September 2002. He also served in a variety of positions, including Chief Financial Officer and Director, for Parsons Electric Co., a privately held electrical contracting company, from 1984 to 1996, and held both public and private accounting positions from 1980 to 1984

Director Continuing in Office Until 2004 (Class II):

Steve E. Tondera, Jr., age 39, has served as a director of the Company since 1998. Mr. Tondera has also served as our Vice President of Finance, Treasurer and Chief Financial Officer since June 2000, and was appointed as Secretary in May 2002. Prior to being appointed to his current positions, Mr. Tondera was the Managing Director of the Company’s Mexico division from June 1999 to June 2000. From October 1994 until June 1999, Mr. Tondera served as the Chief Financial Officer of Fant Industries, LLC., a company that owned a number of businesses in diverse industries.

Dennis J. Leisz, age 49, has served as a director of the Company since December 12, 2002. Mr. Leisz is the founder of Wavecrest Corporation, a corporation that manufactures test and measurement projects for the design and production test of electrical optical components and systems, and has acted as its President and Chief Executive Officer since its inception in May 1985, and as its Treasurer since April 1992. From 1983 to 1985, Mr. Leisz served as Marketing Manager for the Test Systems Division of Micro Component Technology, Inc., a Shoreview, Minnesota manufacturer of semiconductor test equipment, where he was responsible for product marketing, new product development and applications engineering. Prior to 1983, Mr. Leisz managed marketing activities for FSI, a Chaska, Minnesota manufacturer of semiconductor processing equipment.

Director Continuing in Office Until 2005 (Class III):

Anthony J. Fant, age 42, has served as a director of the Company since 1998. Mr. Fant has also served as the Company’s Chief Executive Officer since November 1998. Mr. Fant has been a Director and the President and Chief Executive Officer of Fant Broadcasting Company (including, for these purposes, various affiliated companies), which is engaged primarily in television and radio broadcasting, since 1986. From 1986 to 1996, Fant Broadcasting Company acquired, built or managed a number of television and radio stations. Mr. Fant currently owns a number of businesses in diverse industries.

MEETINGS OF THE BOARD AND CERTAIN COMMITTEES

     During the fiscal year ended August 31, 2002, the Board held a total of four meetings and took action by written action six times. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which he served.

     The Executive Committee, which was established during fiscal 1999 and currently consists of Messrs. Fant, Tondera and Floeder, has all the authority of the Board, except with respect to certain significant and fundamental actions. The Executive Committee did not meet during the 2002 fiscal year.

     The Audit Committee, which currently consists of Messrs. Traynor, Floeder and Leasz, reviews the annual audit plan and results with the Company’s independent certified public accountants and also reviews the Company’s financial statements and its accounting and reporting practices. The Audit Committee held a total of five meetings during fiscal 2002.

     The Nominating Committee, currently consisting of all directors, held one meeting during fiscal 2002. The function of the Nominating Committee is to recommend nominees for the Board. The Committee will consider persons recommended by the Company’s shareholders to the Nominating Committee as candidates for election as directors. Any shareholder wishing to make such a recommendation should submit their recommendation along with complete biographical data to the Steve E. Tondera, Jr., Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary, at the Company’s address at least 50 days in advance of the next Annual Meeting of Shareholders in accordance with the Bylaws.

     The Compensation Committee, which currently consists of Messrs. Traynor (Chairman), Fant, Floeder and Leasz, held a total of three meetings during the 2002 fiscal year to discuss executive compensation.

DIRECTOR COMPENSATION

Directors’ Fees

     During Fiscal 2002, the non-employee directors received fees in the amount of $1,000 per quarter plus $1,000 for each regular board meeting, $300 for each committee meeting and $400 for each special board meeting attended. Each non-employee director who served as a committee chairperson also received an annual fee of $300. An aggregate amount of $23,400 in directors’ fees was paid or accrued to the non-employee directors for services in Fiscal 2002. Directors who were also employees of the Company did not receive any additional compensation for their service as directors.

     In an effort to recruit and retain directors, specifically independent directors, the Company has changed its director fee structure. In Fiscal 2003, each non-employee director and each director who is also an employee of the Company will receive an annual fee of $30,000. Audit committee members will receive an additional annual fee of $3,000 and compensation committee members will receive an additional annual fee of $2,000. No additional fees will be paid for meeting attendance or to committee chairpersons.

Directors’ Stock Options

     Non-employee directors are entitled to participate in the Company’s 1998 Stock Option Plan for Non-employee Directors, as amended (the “1998 Director Plan”). The 1998 Director Plan was adopted by the Company effective as of November 18, 1998, and approved by the shareholders of the Company at the Annual Meeting of Shareholders held on January 20, 1999.

     The 1998 Director Plan is administered by the full Board. The Board has the power to interpret the 1998 Director Plan, to determine all questions thereunder and to adopt and amend rules and regulations for the administration of the 1998 Director Plan. The Board has no authority, discretion or power, however, to determine the number or timing of options to be granted under the 1998 Director Plan.

     Subject to adjustment in the event of certain significant corporate transactions, the number of shares of Common Stock issued or transferred, plus the number of shares covered by outstanding options, under the 1998 Director Plan may not exceed 425,000 (including any shares remaining under the 1991 Stock Option Plan for Non-employee Directors, as amended to date). Shares of Common Stock covered by an option that is cancelled or terminated will again be available to be issued or to be the subject of a stock option granted under the 1998 Director Plan. Effective as of November 18, 1998, each individual who was then a non-employee director was granted options to purchase 55,000 shares of Common Stock, subject to the approval of the adoption of the 1998 Director Plan by the shareholders of the Company. Thereafter, commencing with the 2000 Annual Meeting, each individual who is a non-employee director upon the adjournment of an Annual Meeting of Shareholders will be granted options to purchase 10,000 shares of Common Stock, effective as of the date of such Annual Meeting. All of the options granted under the 1998 Director Plan will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Options granted under the 1998 Director Plan will become exercisable in full upon the earliest to occur of (i) the ninth anniversary of the date of grant, (ii) the first date after the date of grant on which the fair market value of the Common Stock (as adjusted to reflect any antidilution event) equals or exceeds $25.00 per share, (iii) the date of the non-employee director’s death or disability (as defined in the 1998 Director Plan), and (iv) the effective date of a change in control of the Company (as defined in the 1998 Director Plan).

     The exercise price of stock options granted under the 1998 Director Plan may be paid in cash, nonforfeitable, nonrestricted shares of Common Stock that are already owned by the optionee or a combination thereof. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates. Shares of Common Stock issued pursuant to the 1998 Director Plan may be authorized but unissued shares or treasury stock. Fractional shares will not be issued in connection with the exercise of a stock option, and cash in lieu thereof will be paid by the Company. No option granted under the 1998 Director Plan may be exercised more than 10 years from the date of grant. Options are not be transferable other than (i) by will or the laws of descent or distribution, (ii) to one or more members of the non-employee director’s immediate family, or (iii) to a trust established for the benefit of the non-employee director and/or one or more members of his or her immediate family. In addition, options may not be exercised during a non-employee director’s lifetime except by (i) the non-employee director, (ii) a permitted transferee of the non-employee director, or (iii) in the event of the legal incapacity of the non-employee director or any such transferee, by the guardian or legal representative of the non-employee director or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision.

     The Board may at any time amend or terminate the 1998 Director Plan. Notwithstanding the foregoing, (i) except for the adjustments described above, without the approval of the shareholders of the Company, no such amendment may increase the maximum number of shares covered by the 1998 Director Plan or cause the 1998 Director Plan or any grant made pursuant thereto to cease to satisfy any applicable condition of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) no amendment or termination will adversely affect any outstanding award without the consent of the director holding such award.

     Options under the 1998 Director Plan are granted automatically. The number of options to be granted will depend on the number of non-employee directors elected to the Board and the timing of any such election. No options may be granted under the 1998 Director Plan after the tenth anniversary of its effective date. The options to purchase 55,000 shares of Common Stock granted to each of the non-employee directors as of November 18, 1998, have an exercise price of $5.50 per share. On January 20, 2000, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $10.75 per share. On January 24, 2001, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $13.875 per share. On February 20, 2002, options to purchase 10,000 shares of Common Stock were granted to each of the non-employee directors with an exercise price of $5.95 per share.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and each other executive officer whose total annual compensation for fiscal 2002 (based on salary and bonus) exceeded $100,000 (the “Named Executive Officers”). The salaries to be paid to each of the Named Executive Officers, other than Mr. Reynolds whose employment with the Company ended as of October 22, 2002, were reduced by 7 1/2% in September 2002 due to cost reduction efforts by the Company.

Annual Compensation

Long-Term
Name and	Fiscal			Compensation	Other
Principle Position	Year	Salary		Awards/Options	Compensation

Anthony J. Fant Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	199,992 187,497 150,010	120,000 100,000 45,000	$ $ $	6,666 1,615 2,913	(2) (3)

Donald R. Reynolds(1) Former President and Chief Operating Officer	2002 2001 2000	$ $ $	174,990 164,417 151,731	50,000 30,000 30,000	$ $ $	0 0 0

Steve E. Tondera, Jr. Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary	2002 2001 2000	$ $ $	150,009 140,883 110,011	35,000 25,000 30,000	$ $ $	1,471 2,563 0	(3) (3)

Stephen K. Peterson Vice President Operations	2002 2001 2000	$ $ $	127,122 124,718 133,286	30,000 12,500 17,500	$ $ $	826 1,772 13,415	(3) (3) (4)

(1)	Mr. Reynold’s employment with the Company ended as of October 22, 2002.

(2)	Consists of $865 of matching contributions to the Company’s 401(k) Plan and $5,801 paid on a leased vehicle used by Mr. Fant.

(3)	Consists of matching contributions to the Company’s 401(k) Plan.

(4)	Consists of $2,665 of matching contributions to the Company’s 401(k) Plan and $10,750 of compensation under exercise of stock options.

Options Granted During Fiscal 2002

     The following table sets forth certain information regarding grants of stock options to the Named Executive Officers during fiscal year 2002 pursuant to the 1989 Plan and the 1998 Plan.

					Potential Realizable
		% of			Value of Assumed
	Number of	Total			Annual Rates of Stock
	Shares	Options			Price Appreciation for
	Underlying	Granted in	Exercise		Option Term(2)
	Options	Fiscal	Price	Expiration
Name	Granted(#)	2002	($/Share)(1)	Date	5%($)	10%($)

Anthony J. Fant	120,000 (4)	23.6%	$5.95	2/20/12	449,000	1,137,900
Donald R. Reynolds(3)	50,000 (4)	9.8%	$5.95	2/20/12	187,100	474,100
Steve E. Tondera, Jr.	35,000 (4)	6.9%	$5.95	2/20/12	131,000	331,900
Stephen K. Petersen	30,000 (4)	5.9%	$5.95	2/20/12	112,300	284,500

(1)	All options are granted at the fair market value of the common shares at the date of grant.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimates or projections of the future prices of our common stock. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3)	Mr. Reynold’s employment with the Company ended as of October 22, 2002.

(4)	These options were granted on February 20, 2002. The options will become exercisable on the earlier of (i) the first date on which the closing price of the Company’s Common Stock has equaled or exceeded $10 for at least five consecutive trading days, or (ii) 50% on the 1st and 2nd anniversaries. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

Aggregated Option Exercises During Fiscal 2002 and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired on	Value	Fiscal Year-End	Fiscal Year-End($)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Anthony J. Fant	0	$0	27,500/238,125	$0 /$ 0
Donald R. Reynolds(2)	0	$0	23,438/99,062	$0 /$ 0
Steve E. Tondera, Jr.	0	$0	75,625/79,375	$0 /$ 0
Stephen K. Petersen	0	$0	20,813/55,187	$0 /$ 0

(1)	Calculated as the difference between the closing price of our common stock on August 31, 2002, which was $5.05, and the option exercise price multiplied by the number of shares exercisable/unexercisable. Since the option price was greater than the closing price on August 31, 2002, the value is $0.

(2)	Mr. Reynold’s employment with the Company ended as of October 22, 2002.

(3)	Value realized on shares acquired on exercise was negative as the exercise price at the date of exercise was higher than the fair value at the date of exercise.

Stock Option Plans

     In addition to the 1998 Director Plan, the Company has adopted, and the shareholders have approved, two stock option plans pursuant to which the Company may provide stock-based awards to its officers, directors, employees and consultants. The Compensation Committee administers these plans and determines to whom awards are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

     1998 Stock Option Plan. The Company’s 1998 Stock Option Plan (the “1998 Option Plan”) authorizes the grant of option rights, stock appreciation rights, awards of restricted shares and awards of deferred shares. The number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1998 Option Plan may not in the aggregate exceed 1,300,000 shares.

     1989 Omnibus Stock Compensation Plan. The 1989 Omnibus Stock Compensation Plan (the “1989 Option Plan”) provides for grants of both incentive stock options, intended to qualify as such under Section 422 of the Code, and non-statutory stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. Except for the authority to grant incentive stock options, which expired in

1999, the 1989 Option Plan has no expiration date but may be terminated by the Board at any time, subject to the rights of the holders of options or other awards previously granted under the 1989 Option Plan. The number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 1989 Option Plan may not in the aggregate exceed 2,000,000 shares.

Report of the Compensation Committee on Executive Compensation

     Decisions on compensation of the Company’s executive officers generally have been made by the Compensation Committee (the “Compensation Committee”) of the Board. The current members of the Compensation Committee are Chairman Mack V. Traynor, III, Anthony J. Fant, Dennis J. Leisz and Timothy F. Floeder. Messrs. Floeder and Leisz were appointed to the Compensation Committee effective December 12, 2002.

     All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board. Pursuant to SEC rules designed to enhance disclosure of the Company’s policies toward executive compensation, set forth below is a report prepared by the Compensation Committee of the Board addressing the Company’s compensation policies for the fiscal year ended August 31, 2002, as they affected the Company’s executive officers.

     The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be competitive with those offered by employers of comparable size, growth and profitability in the Company’s industry.

     There are three elements in the Company’s executive compensation program, each of which is determined by individual and corporate performance: base salary compensation, annual incentive compensation and long-term incentive compensation. Base salary compensation is determined by the potential impact the individual may have on the Company, the skills and experience required by the job, comparisons with comparable companies and the performance and potential of the incumbent in the job.

     For fiscal 2002, the Named Executive Officers of the Company, together with certain other officers, were eligible to receive an annual incentive bonus. The Compensation Committee established a target bonus for each executive officer expressed as a percentage of base salary. The percentage established for each Named Executive Officer ranged from 25% to 50%. These Named Executive Officers would receive this target bonus upon reaching certain financial thresholds based on the Company reaching seventy-five percent (75%) of plan net income. The bonus program identifies key performance measures for each officer, although the Compensation Committee retained discretion in considering additional factors in awarding bonuses. The Chief Executive Officer and certain other executive officers, including certain Named Executive Officers, are subject to the key performance measure of the Company reaching seventy-five percent (75%) of plan net income. Certain other executive officers, such as the Vice President of Manufacturing, are subject to an additional performance measure relating to the specific corporate objectives related to that office. Since the Company did not obtain seventy-five percent (75%) percent of plan net income the Compensation Committee did not award any annual incentive bonuses to the Named Executive Officers for fiscal 2002.

     Long-term incentive compensation, pursuant to the Company’s 1998 Employee Stock Option Plan, to the Chief Executive Officer, as well as other executive officers, including the Named Executive Officers, is designed to integrate compensation with the Company’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, assist in the retention of executives and align the long-term interests of management with those of the Company’s shareholders. The Compensation Committee makes recommendations to the Board regarding the granting of restricted stock awards and stock option grants to executives officers, including Named Executive Officers, and key personnel. Awards vest and options become exercisable based upon criteria established by the Company.

     On February 20, 2002, the Compensation Committee made awards of non-qualified stock options to certain of the Company’s executive officers as follows: Anthony J. Fant, Chairman of the Board and Chief Executive Officer —120,000 shares; Donald R. Reynolds, Former President and Chief Operating Officer —50,000 shares; Steve E. Tondera, Jr., Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary — 35,000 shares; and Stephen K. Petersen, Vice President Operations —30,000 shares. All such options have an exercise price equal to $5.95 per share, the fair market value of the Common Stock on the grant date. The options will become exercisable on the earlier of (i) the first date on which the closing price of the Company’s Common Stock has equaled or exceeded $10 for at least five consecutive trading days, or (ii) 50% on the 1st and 2nd anniversaries. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

     The compensation of Mr. Fant, who served as the Company’s Chief Executive Officer in fiscal 2002, was determined by applying a process and philosophy similar to that of other executive officers. In fiscal 2002, Mr. Fant received a base salary of $199,992. Mr. Fant was not eligible for an annual incentive bonus of approximately fifty percent (50%) of his base salary due to the Company’s performance during fiscal 2002. As noted above, Mr. Fant was also granted an option to acquire 120,000 shares of Common Stock at an exercise price equal to $5.95 per share, the fair market value of the Common Stock on the grant date. The options will become exercisable on the earlier of (i) the first date on which the closing price of the Company’s Common Stock has equaled or exceeded $10 for at least five consecutive trading days, or (ii) 50% on the 1st and 2nd anniversaries. The Compensation Committee also recommended that stock options be granted to certain other non-executive officers of the Company.

     The Compensation Committee does not anticipate that any of the compensation payable to executive officers of the Company in the coming year will exceed the limits and deductibilities set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

Mack V. Traynor, III Anthony J. Fant Timothy F. Floeder Dennis J. Leasz

Compensation Committee Interlocks and Insider Participation

     As stated in the Compensation Committee Report above, Messrs. Traynor, Fant, Leisz and Floeder comprise the Compensation Committee of the Board. Mr. Fant is currently the Chief Executive Officer and Chairman of the Board of the Company. None of Mr. Traynor, Mr. Leisz or Mr. Floeder served as one of our officers or employees (or as an officer, former officer or employee of any of our subsidiaries) during fiscal 2002 or at any other time. The Company holds promissory notes from each of Messrs. Traynor and Fant. For the complete description of these promissory notes, please see the below section entitled “Certain Relationships and Related Transactions.”

Stockholder Return Performance Presentation

     The following line graph compares the cumulative total shareholder return on the Company’s Common Stock to the cumulative total return of the Russell 2000 (RUX) and the PHGILASemiCon (SOXX) Index for the last five years. Returns are based on a $100 investment on August 31, 1997, and are calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends.

	HEI, Inc.	Russell 2000	PHGILASemiCon

1997	100.00	100.00	100.00
1998	102.70	102.27	51.84
1999	141.22	115.97	138.86
2000	502.70	141.05	308.94
2001	179.46	91.47	150.78
2002	109.19	75.98	83.57

Certain Relationships and Related Transactions

     The Company holds promissory notes from the following individuals in the following principal amounts: Mr. Fant (Chairman and Chief Executive Officer) — $586,718.75, Mr. Reynolds (Former President and Chief Operating Officer) — $73,437.50, Mr. Tondera (Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary) — $55,000, Mr. Traynor (Director) — $302,500, and Mr. Edwin Finch, III (Former Director, resigned August 31, 2002) — $247,500. Each of these promissory notes were issued on April 2, 2001, in exchange for loans from the Company that each person used to exercise options to purchase Common Stock. Interest on each of these promissory notes is paid annually in arrears on the unpaid balance from the date of the promissory note. In accordance with generally accepted accounting principles, the rate of interest on these notes is a fair value rate based on each borrower’s incremental floating rate for a similar loan. The term of each of these promissory notes is five years and each is due and payable on April 2, 2006. Interest only payments are required for the first two years, with annual installments plus interest to be paid for the remainder of the term.

AUDIT COMMITTEE REPORT

     The following Audit Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under the Securities Act or the Exchange Act.

     The current members of the Audit Committee are Messrs. Traynor, Leisz and Floeder, each of whom is independent as that term is defined in the NASDAQ listing standards. Each of Messrs. Floeder and Leisz were appointed to the Audit Committee effective as of December 12, 2002. Prior to their appointment, former audit committee members Messrs., Finch and Ortlieb attended the audit committee meetings with KPMG LLP, prior to their resignation from the Board. The Audit Committee held five meetings during fiscal year 2002. The Audit Committee operates under a written Audit Committee Charter that was approved by the Company’s Board on November 27, 2001. The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with the management of the Company. Additionally, the Audit Committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company’s Board that the audited financials be included in the Company’s Annual Report on Form 10-K.

Audit Fees

     During the fiscal year ended August 31, 2002, KPMG, LLP provided audit services to HEI. The aggregate fees billed to the Company for such services rendered in connection with the fiscal year ended August 31, 2002 were $98,000.

Financial Information Systems Design and Implementation Fees

     For the fiscal year ending August 31, 2002, no fees were billed for any professional services rendered by KPMG, LLP related to financial information system, design and implementation.

All Other Fees

     During the fiscal year ended August 31, 2002, KPMG LLP provided other services to HEI, Inc. The aggregate fees billed to us by KPMG LLP for such services were $29,700. The amount for other fees includes, without duplication, (a) review of accounting matters, (b) procedures in connection with registration statements, (c) reviews of the unaudited quarterly consolidated financial statements appearing in HEI, Inc.’s Form 10-Q for each of the first three quarters of the fiscal year ending August 31, 2002, and (d) out-of-pocket costs KPMG LLP incurred in such audits and reviews. HEI, Inc. reimburses KPMG LLP for such out-of-pocket costs.

     The Audit Committee has considered and does not believe the provision of such other services is incompatible with maintaining KPMG LLP’s independence.

Mack V. Traynor, III Timothy F. Floeder Dennis J. Leisz

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG LLP has served as the Company’s principal independent accountants since fiscal year 1998. The Company has again selected KPMG LLP, upon the approval of the Board, to be its independent accountants for fiscal 2003. The Company anticipates that a representative from KPMG LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and certain shareholders file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission. To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements were met during fiscal 2002.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     In order to be eligible for inclusion in the Company’s proxy materials for the 2003 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices, 6385 Shady Oak Road, Suite 280, Eden Prairie, Minnesota, 55344, no later than Monday, September 8, 2003. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Shareholders who intend to present a proposal at next year’s Annual Meeting of Shareholders without including such proposal in the Company’s proxy statement must provide the Company with notice of such proposal not less than 50 days prior to the date of 2003 Annual Meeting of Shareholders. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

AVAILABILITY OF REPORT ON FORM 10-K

     Additional copies of the Company’s 2002 Annual Report on Form 10-K may be obtained without charge by writing to Steve E. Tondera, Jr., Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary, HEI Shareholder Relations, 6385 Shady Oak Road, Suite 280, Eden Prairie, Minnesota, 55344.

OTHER MATTERS

     The Board does not intend to present any business to the meeting other than as specifically set forth in the Notice of Annual Meeting of Shareholders and currently knows of no other business to come before the meeting. If any other matters are properly brought before the meeting, the Proxies will vote on such matters in accordance with their judgment of the best interests of HEI.

By Order of the Board Steve E. Tondera, Jr. Chief Financial Officer, Treasurer, Vice President Finance and Corporate Secretary

Dated: December 30, 2002

HEI, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, February 5, 2003
3:00 p.m., CST
HEI, Inc.
1495 Steiger Lake Lane
Victoria, Minnesota 55386

HEI, Inc. 6385 Shady Oak Road, Suite 280, Eden Prairie, Minnesota 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 5, 2003.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” item 1.

By signing the proxy, you revoke all prior proxies and appoint Steve E. Tondera, Jr., and Anthony J. Fant, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01 Mack V. Traynor, III 02 Timothy F. Floeder	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominees(s) in the box provided to the right

2.	Upon such other business as may properly come before the meeting or any adjournments thereof.	For	Against	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	Date ___________________________

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should provide full name of corporation and title of authorized officer signing the proxy.